EXHIBIT 99.1

Blue Holdings, Inc. Subsidiary, Antik Denim, LLC, Signs International License Agreement for Antik Denim Throughout Key European Territories
Tuesday May 1, 9:00 am ET

-- Antik Denim Partners with Mercier SARL, a French Company
-- Covers Denim and Sportswear Apparel for Men and Women

COMMERCE, Calif -- Blue Holdings, Inc. (NASDAQ:BLUE), a designer, manufacturer and distributor of high-end fashion jeans and denim apparel, today announced that its subsidiary, Antik Denim, LLC, has signed a licensing agreement with Mercier SARL. The new agreement grants Mercier the right to manufacture, sell, market and distribute apparel and accessories for Blue Holdings' Antik Denim brand throughout Europe. The deal will have a twenty month term which is renewable for another 4 years if the licensee achieves certain established minimum net sales levels.

Mercier House SA, founded in 1990 by the Sidonio family, is a leading European licensor with a strong history of building and distributing world-recognized brand names. The Company's portfolio of brands includes Fubu, Phat Farm, Baby Phat, New Era, Drew Pearson, NFL, MLB, NHL, Hud New York and many others. Julian Sidonio, co-founder and Head of Sales and Marketing of Mercier House SA, brings significant experience from primarily the financial services industry. Catherine Sidonio, co-founder and Head of Product Design and Development, brings significant experience in the areas of fashion and design. Catherine began her career at Giorgio Armani where she worked in the design and development area. Catherine has worked with some of the world's top brands. The Company is headquartered in France and has in-house facilities, including warehousing and shipping.

Under the license agreement, Mercier SARL will pay Antik Denim a 10% royalty on all net sales of licensed products. Antik Denim, LLC will license its Antik Denim brand with Mercier SARL throughout France, Spain, Italy, Germany, Austria, England and Denmark as well as other European countries. Antik Denim will retain decision making authority in the manufacturing, selling, marketing and distribution of its brand and products.

The license agreement provides for an upfront minimum guarantee advance of $250,000 and an aggregate of minimum royalty payments of $2.5 million for the years 2009 though 2012 assuming the proposed license agreement is renewed at the end of 2008. Additionally, Blue Holdings announced the amendment of Northstar's agreement to relinquish its European distribution rights for knits for the Antik brand in order to allow Antik Denim to enter into the Mercier agreement for distribution in Europe.

"This license agreement has been something that I have been working very hard to achieve for Blue Holdings", said Paul Guez, Chairman, Chief Executive Officer and President of Blue Holdings, Inc. "I believe this will be a tremendous step forward, and will allow Antik to reach consumers all over Europe. I am confident that the combination of Mercier's leadership and the many talented and focused employees within both our companies will allow us to meet our financial goals and expand Antik's global footprint. I look forward to a long and successful relationship."

Julian Sidonio, Chief Executive Officer of Mercier SARL, added, "Over the years, we have recognized our speciality as 'Brand Builders' - and believe Antik Denim is a very exciting brand. The product is fabulous and the design team in the LA headquarters are filled with enthusiasm and creativity. This energy will support the brand and allow it to become a leading denim brand in the European market."

About Blue Holdings, Inc.

Blue Holdings, Inc., directly and through its wholly owned subsidiaries, Antik Denim, LLC and Taverniti So Jeans, LLC, designs, develops, manufactures, markets, distributes and sells high-end fashion jeans, apparel, and accessories under the "Antik Denim," "Yanuk," "Taverniti So Jeans," and "Faith" brands, and under its joint venture "Life and Death" brand, both in the United States and internationally. Blue Holdings currently sells men's, women's and children's styles. Antik Denim, Yanuk, Taverniti So, Life and Death and Faith jeans and apparel are made from high-quality fabrics milled in the United States, Japan, Italy and Spain, and are processed with cutting-edge treatments and finishes. Blue Holdings' concepts, designs, embellishments, patent-pending pockets and great attention to detail and quality give it a competitive advantage in the high-end fashion jeans market.

Forward-Looking Statements

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Blue Holdings' products, the introduction of new products, Blue Holdings' ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Blue Holdings' liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Blue Holdings' filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Blue Holdings, please refer to the Company's recent Securities and Exchange filings, which are available at www.sec.gov. Blue Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Blue Holdings, Inc.
Larry Jacobs, CFO, 323-725-5555
Larry.jacobs@blueholdings.com
or
Integrated Corporate Relations
310-954-1100
Andrew Greenebaum,agreenebaum@icrinc.com
Patricia Dolmatsky, pdolmatsky@icrinc.com

Source: Blue Holdings, Inc.